Exhibit (a) (5) (M)
News Release
FIS Announces Preliminary Results of Tender Offer
JACKSONVILLE, Fla., August 4, 2010 — FIS™ (“FIS”) (NYSE: FIS), one of the world’s largest providers of banking and payments technology, announced today the preliminary results of its “Dutch auction” tender offer for the purchase of up to $2.5 billion of shares of its common stock, which expired at 5:00 p.m., New York City time, on Tuesday, August 3, 2010.
Based on a preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 171,705,905 shares of FIS’ common stock were properly tendered and not withdrawn in the tender offer at a price of $29.00 per share (or by shareholders electing to tender at the ultimate purchase price selected by FIS), including 49,528,300 shares that were tendered through notice of guaranteed delivery at such prices. Due to the tender offer being oversubscribed, FIS expects to purchase only a prorated portion of the shares properly tendered by each tendering stockholder (other than “odd lot” holders whose shares will be purchased on a priority basis) at or below the final per share purchase price. Based on the preliminary count, the depositary has informed FIS that the preliminary proration factor is approximately 50.06%.
Based on these preliminary results, FIS expects to purchase approximately 86,206,896 shares of its common stock at a purchase price of $29.00 per share, for a total cost of approximately $2,500,000,000, excluding fees and expenses relating to the tender offer.
The number of shares to be purchased, the purchase price per share and aggregate purchase price, and the proration factor are preliminary and subject to change, are based on shares tendered through notice of guaranteed delivery being delivered within the applicable three trading day settlement period (which may not occur) and are subject to verification by the depositary. The final number of shares purchased, the final purchase price per share and aggregate purchase price and the final proration factor will be announced following expiration of the guaranteed delivery period and completion of the verification process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.
FIS is authorized to repurchase additional shares of its common stock from time to time through open market purchases, at prevailing market prices or in privately negotiated or other transactions. FIS’ share repurchase program may be modified or terminated by FIS’ board of directors at any time. Pursuant to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, any such additional repurchases by FIS of shares of its common stock shall not occur until after August 17, 2010.
Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the dealer managers for the tender offer. Wachtell, Lipton, Rosen & Katz served as legal counsel to FIS. Questions with regard to the tender offer may be directed to Georgeson Inc., the information agent, at (800) 891-3214 or (212) 440-9800.
About FIS
FIS delivers banking and payments technologies to more than 14,000 financial institutions and businesses in over 100 countries worldwide. FIS provides financial institution core processing, and card issuer and transaction processing services, including the NYCE® Network. FIS maintains processing and technology relationships with 40 of the top 50 global banks, including nine of the top 10. FIS is a member of Standard and Poor’s (S&P) 500® Index and consistently holds a leading ranking in the annual FinTech

100 rankings. Headquartered in Jacksonville, Fla., FIS employs more than 30,000 on a global basis. FIS is listed on the New York Stock Exchange under the “FIS” ticker symbol.
Forward-Looking Statements
This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. FIS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, our ability to complete the tender offer, the price at which we purchase shares pursuant to the tender offer, the number of shares we are able to purchase pursuant to the tender offer, the number of shares tendered pursuant to notices of guaranteed delivery that are in fact delivered within the applicable settlement period, the figures set forth in this news release (including without limitation the tender offer purchase price, the number of shares tendered, the number of shares to be purchased and the proration factor) being preliminary and subject to change, and other risks detailed in “Forward-Looking Statements” in the offer to purchase, and “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission.

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